    As filed with the Securities and Exchange Commission on December 11, 1997

                                                      Registration No.
                                                                      ---------

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                       MPW INDUSTRIAL SERVICES GROUP, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                 Ohio                                           34-1567260
----------------------------------------          ---------------------------------------
(State of Incorporation or Organization)          (I.R.S. Employer Identification Number)


9711 Lancaster Road, S.E., Hebron, Ohio                           43025
----------------------------------------          ---------------------------------------
(Address of Principal Executive Office)                         (Zip Code)

                       MPW INDUSTRIAL SERVICES GROUP, INC.
                             1991 STOCK OPTION PLAN
                             1994 STOCK OPTION PLAN
                             1997 STOCK OPTION PLAN
--------------------------------------------------------------------------------
                            (Full Title of the Plans)


                                DANIEL P. BUETTIN
              VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                       MPW Industrial Services Group, Inc.
                            9711 Lancaster Road, S.E.
                               Hebron, Ohio 43025
                                 (614) 927-8790
--------------------------------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)



                           CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                     PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF SECURITIES TO                              OFFERING PRICE PER      AGGREGATE OFFERING           AMOUNT OF
    BE REGISTERED       AMOUNT TO BE REGISTERED         SHARE (1)                PRICE (1)          REGISTRATION FEE (1)
-------------------------------------------------------------------------------------------------------------------------
Common Stock,                  1,679,000                  $9.325                $15,656,675                $4,619
no par value
=========================================================================================================================

(1) Calculated in accordance with Rules 457(h)(1) and 457(c), based on the average of the high and low sales prices reported on the Nasdaq National Market System on December 5, 1997.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by MPW Industrial Services Group, Inc. (the "Company") with the Securities and Exchange Commission are incorporated in this Registration Statement by reference.

                  (a) Prospectus, dated December 2, 1997, forming a part of Registration Statement on Form S-1 (Reg. No. 333-36887).

                  (b) Description of the Common Stock of the Company contained in the Registration Statement on Form 8-A filed on November 7, 1997 (File No. 0-23335).

         All documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

         Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     The legality of the securities offered pursuant to this Registration Statement have been passed upon by Jones, Day, Reavis & Pogue, Columbus, Ohio.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Division (E) of Section 1701.13 of the Ohio General Corporation Law governs indemnification by a corporation and provides as follows:

                  (E) (1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                           (a) Any claim, issue, or matter as to which such
                  person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                           (b) Any action or suit in which the only liability
                  asserted against a director is pursuant to section 1701.95 of the Revised Code.

                  (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

                  (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

                           (a) By a majority vote of a quorum consisting of
                  directors of the indemnifying corporation who were not and are not parties to or threatened by the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

                           (b) If the quorum described in division (E)(4)(a) of
                  this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

                           (c) By the shareholders; or

                           (d) By the court of common pleas or the court in
                  which such action, suit, or proceeding referred to in division
                  (E)(1) or (2) of this section was brought.

         Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

                  (5) (a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

                                    (i) Repay such amount if it is proved by
                           clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                                    (ii) Reasonably cooperate with the
                           corporation concerning the action, suit, or proceeding.

                           (b) Expenses, including attorney's fees, incurred by
                  a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

                  (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                  (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

                  (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5),
         (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7) .

                  (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

         Section 29 of the Company's Code of Regulations governs indemnification by the Company and provides as follows:

                  29. INDEMNIFICATION. The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney's fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors or an officer of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors or an officer of the Corporation or as to a person who has served at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, and shall inure to the benefit of the heirs, executors, and administrators of such persons.

         Reference is also made to Section 10 of the Underwriting Agreement contained in Exhibit 1 to Company's Registration Statement on Form S-1 (Reg. No. 333-36887), indemnifying directors and officers of the Company against certain liabilities.

         In addition, the Company intends to purchase insurance coverage that will insure directors and officers against certain liabilities that might be incurred by them in such capacity.

         The Company has also entered into indemnification and severance agreements with certain directors and executive officers.


                                    EXHIBITS


4(a) Amended and Restated Articles of Incorporation of the Company. [Incorporated by reference to Exhibit 3(a) to the Form S-1 of the Company (Reg. No. 333-36887) (the "Registration Statement").]

4(b) Amended and Restated Code of Regulations of the Company. [Incorporated by reference to Exhibit 3(b) to the Registration Statement.]

5 Legal Opinion of Jones, Day, Reavis & Pogue as to the legality of the securities being registered.

23(a)    Consent of Ernst & Young

23(b) Consent of Jones, Day, Reavis & Pogue (set forth in the opinion filed as Exhibit 5 to this Registration Statement).

24 Power of Attorney of certain directors and executive officers of the Company.


                                  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hebron, State of Ohio, on the 11th day of December, 1997.

                                    MPW INDUSTRIAL SERVICES GROUP, INC.


                                    By:         /s/ Daniel P. Buettin
                                        ----------------------------------------
                                                  Daniel P. Buettin
                                        Vice President, Chief Financial Officer
                                                    and Secretary


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on December 11, 1997.

          Signature                                                 Title
          ---------                                                 -----
              *                              Chief Executive Officer and Chairman of the Board of
-----------------------------                Directors (Principal Executive Officer)
        Monte R. Black


              *                              President and Chief Operating Officer; Director
-----------------------------
         Ira O. Kane


              *                              Vice President, Chief Financial Officer and Secretary
-----------------------------                (Principal Financial and Officer)
       Daniel P. Buettin


              *                              Corporate Controller, Treasurer and Assistant Secretary
-----------------------------                (Principal Accounting Officer)
        Brad A. Martyn


              *                              Director
-----------------------------
       Robert E. Oyster


              *                              Director
-----------------------------
       Timothy A. Walsh


              *                              Director
-----------------------------
       Scott N. Whitlock



* The undersigned, pursuant to certain Powers of Attorney executed by each of the directors and officers noted above and previously filed or filed herewith contemporaneously with the Securities and Exchange Commission, by signing his name hereto, does hereby sign and execute this Registration Statement on Form S-8 on behalf of each of the persons noted above, in the capacities indicated.

Dated: December 11, 1997                  By:      /s/ Daniel P. Buettin
                                              ---------------------------------
                                                     Daniel P. Buettin
                                                      Attorney-in-Fact

                                  EXHIBIT INDEX

4(a) Amended and Restated Articles of Incorporation of the Company. [Incorporated by reference to Exhibit 3(a) to the Form S-1 of the Company (Reg. No. 333-36887) (the "Registration Statement").]

4(b) Amended and Restated Code of Regulations of the Company. [Incorporated by reference to Exhibit 3(b) to the Registration Statement.]

5 Legal Opinion of Jones, Day, Reavis & Pogue as to the legality of the securities being registered.

23(a)    Consent of Ernst & Young

23(b) Consent of Jones, Day, Reavis & Pogue (set forth in the opinion filed as Exhibit 5 to this Registration Statement).

24 Power of Attorney of certain directors and executive officers of the Company.